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                                                                    EXHIBIT 23.2

      CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-122704 on Form S-4 of our reports dated February 28, 2005, relating to the consolidated financial statements and the consolidated financial statement schedule of Public Service Enterprise Group Incorporated and its subsidiaries (the "Company"), and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004 (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule, and include explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" described in
Note 2, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and to the reference to us under the heading "Experts" in this Joint Proxy Statement/Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP
Parsippany, New Jersey
May 13, 2005